Exhibit 14.1

Code of Business Ethics and Conduct

(April 12, 2011)

I.                 Introduction

It is the long-standing policy and commitment of AAR CORP. (the “Company”) to observe high ethical standards and comply with all laws, rules and regulations affecting the Company and its employees, officers and directors (collectively, “employees”) and to require all employees to avoid any activities that could involve or lead to involvement of the Company or its employees in any unethical or unlawful practice.

The Company’s business goals are important and demanding, but maintaining integrity and ethical and legal standards must take precedence. Compliance with the law is only a minimum standard; this Company has sought, and will continue to seek, adherence to the spirit of the law as well.

Responsibility for carrying out the Company’s commitment to integrity, fairness and compliance with high ethical standards and legal requirements rests with each of its employees.

The Company’s employees are expected to adhere to a high standard of business and personal ethics and integrity so that the Company and all of its employees will enjoy the high respect and esteem of the public, government authorities, the business community, customers, shareholders, vendors and suppliers.  To this end, each employee shall:

•                  comply with all applicable laws, rules and regulations of all governmental jurisdictions throughout the world in which the Company conducts its business;

•                  avoid conflict(s) of interest with regard to the Company’s interests;

•                  refrain from (i) taking for their personal benefit or directing to a third party opportunities that properly belong to the Company or are discovered through the use of Company property, information or position, (ii) using corporate property for personal gain, and (iii) competing with the Company;

•                  maintain confidentiality of confidential or proprietary information of the Company or its customers or suppliers acquired by or entrusted to the employee in the course of his or her relationship with the Company, unless disclosure is required by law or expressly authorized by the Company;

•                  deal ethically and fairly with the Company’s customers, vendors and suppliers;

•                  treat all persons without bias, discrimination or harassment and treat everyone within and outside the Company with proper respect and fairness, regardless of the person’s age, color, race, religion, gender, creed, national origin, physical or mental disability, sexual orientation, gender identity, or other legally protected status as required by applicable law;

•                  protect the Company’s assets (both tangible and intangible, including intellectual property) and use those assets only for legitimate Company business purposes in accordance with Company policies and approved practices and procedures;

•                  maintain accurate and complete books and records of the Company meeting the requirements of Generally Accepted Accounting Principles (“GAAP”), the Company’s record retention and accounting policies (which policies are not part of this Code), practices and procedures, and all applicable laws and regulations, and provide prompt, accurate responses to requests for information from the Chief Financial Officer, General Counsel and other members of senior Company management to assure that the Company’s public reports are timely, complete, fair, and accurate, and otherwise satisfy public disclosure requirements; and

•                  cooperate fully with the Company’s internal and external auditors, directors of the Company, the General Counsel, and other authorized representatives of the Company, as well as government law enforcement officials and inspectors, requesting information or conducting an investigation.

Employees shall report any violation or suspected violation of this Code or any concerns regarding compliance with accounting or financial reporting regulations to appropriate representatives of the Company (supervisor, senior officer, General Counsel, or the Audit Committee of the Board of Directors).  See Section II.R below entitled “Reporting Illegal or Unethical Conduct.”

Any waiver of this Code for executive officers or directors of the Company may be made only by the Board of Directors or a committee of the Board of Directors and shall be promptly disclosed in the manner required by the rules of the Securities and Exchange Commission and the New York Stock Exchange.

II.             Implementing Procedures

A.        Compliance with Laws

No employee shall engage in any activity, domestic or foreign, that might involve the employee or the Company in a violation of any national, state, provincial, municipal, or local law, rule or regulation.  In particular, employees involved in the Company’s foreign operations and business activities shall act in a manner consistent with the laws, regulations and lawful customs of each host country.

B.          Conflicts of Interest

Each employee shall avoid any act or relationship with persons, firms or corporations with whom the Company transacts or is likely to transact business that may involve the employee in a conflict of interest or the appearance of a conflict of interest between the employee’s private interests and the interests of the Company.  Each employee has a duty to avoid financial, business or other relationships that might be opposed to the interests of the Company or might cause a conflict with the performance of assigned duties.

Employees shall not use corporate opportunities for their own benefit or use Company property for personal gain.

Employees are expected to advise the Company of any situation that involves a real or potential conflict of interest. If a conflict of interest does arise, it is the responsibility of the employee to resolve the conflict promptly to the satisfaction of the Company.

C.          Receipt of Gifts, Payments or Other Items of Value

A gift may take many forms.  For the purposes of this Code, the term “gift” includes anything of value for which the employee is not required to pay the retail or usual and customary cost.  A gift may include cash or other payments, meals or refreshments, goods, services, tickets to entertainment or sporting events, or the use of a residence, vacation home, or other accommodations.   Subject to specified de minimis exceptions set forth in Company policies, employees shall not solicit or accept any gift, payment, services, or special treatment from any source that conducts or seeks to conduct business with the Company.

Gifts given by other persons to members of the employee’s family, to those with whom the employee has a close personal relationship, and to charities designated by the employee, are considered to be gifts to the employee for purposes of the Code.

Further guidance regarding receipt of gifts, payments or other items of value is set forth in other Company policies, which are not part of this Code.

D.         Offering Gifts, Payments or Other Items of Value, including Unlawful, Questionable or Sensitive Payments or Transactions

Neither Company nor individual funds or assets may be used for any unlawful purpose or be offered or given to any entity or officer or employee of any entity directly or indirectly as a bribe, illegal kickback or illegal contribution.

The giving or offering of gifts (as defined above), payments and other items of value to government officials and employees, including those of state-owned enterprises and labor unions, is in many cases prohibited or limited by law or regulation.  All employees shall adhere to these restrictions.

The laws of many other countries prohibit giving, offering, or promising, directly or indirectly, anything of value to corruptly influence any government official, including any officer of a political party or a candidate for political office, for the purpose of obtaining or retaining business or to secure an improper advantage (such as favorable regulatory or judicial action).  Offering or paying such remuneration to any such person, either directly or through any intermediaries such as agents, attorneys or other consultants, is strictly prohibited.  All employees shall comply with these foreign laws.

Further guidance regarding offering gifts, payments or other items of value is set forth in other Company policies, which are not part of this Code.

E.           Outside Employment

The primary loyalty and interest of all regular, full time employees of the Company must remain at all times with the Company.  Outside employment, self-employment or non-business commitments by a regular, full-time employee are permissible but must be regarded as secondary to duties owed to the Company and subject to other Company policies (which are not part of this Code).

F.           Competitive Practices

U.S. federal and state laws, as well as foreign laws, prohibit restraints of trade, price fixing, predatory economic activities and unfair or unethical business practices. All employees shall compete vigorously, but fairly and honestly and in compliance with the letter and spirit of these laws.  In particular, employees shall avoid discussing pricing or anything that affects prices of products or services with competitors (except, if necessary, as discussions may relate solely and directly to a specific sale or purchase being negotiated with a customer who is also a competitor of the Company); and avoid behavior that could appear as an illegal boycott or designed to exclude any competitor or to allocate business.

G.          Relations with Suppliers

The purchase of supplies, inventories, materials and services shall be made solely on the basis of price, quality, service and suitability to the Company’s business requirements.  Purchases should be competitively priced wherever practicable and be made on the best terms and conditions available to the Company consistent with other principles set forth in this Code.

H.         Government Business

Transactions with federal, state, local, and foreign governments and agencies are subject to specific legal and regulatory requirements, limitations and restrictions that are frequently different from ordinary commercial transactions.  All employees of the Company shall comply in all respects with the letter and intent of these requirements, limitations and restrictions.  Advice and assistance in preparing any government bid or negotiating or administering a government contract should be obtained through the Law Department to ensure compliance with applicable requirements, limitations and restrictions.

All information, including pricing data, furnished in connection with government proposals or contracts, must be complete, accurate and not misleading.

Classified information must be protected in accordance with applicable laws and regulations.

I.              Private Information and Company Property

The Company’s tangible and intangible proprietary or confidential information, including intellectual property (collectively “private information”), whether technical, business, financial or otherwise, and whether or not identified as such, shall not be divulged except in strict accordance with established Company policies, procedures and practices (which are not part of this Code).  This duty exists both during and after employment with the Company.  Access to and use of the Company’s assets shall be permitted only in accordance with management’s general or specific authorization.

The Company has proprietary rights in all property created or developed for the Company resulting from work performed by an employee for the Company or that is created with Company resources.

J.             Trading While Aware of Material Nonpublic Information

It is unlawful to engage in transactions in securities of the Company while aware of material nonpublic information regarding the Company or its securities.  It is also unlawful to engage in transactions in securities of another company while aware of material nonpublic information regarding that company or its securities when that information has been obtained in connection with a confidential relationship with the source of the information, such as that other company (for example, a vendor to or customer of the Company).  All employees shall abide by these restrictions.

K.         Political Activity and Contributions

The Company’s business activities require contact with public officials on a wide variety of matters.  Employees who deal with public officials must be familiar with and comply with applicable lobbying laws and regulations, particularly those that apply to registrations and filings, when engaging in such activity.

There is a comprehensive and absolute prohibition against any corporation making a political contribution to any federal election campaign (in contrast, the U.S. Supreme Court recently held that corporations may use their funds to advertise for the election or defeat of federal candidates, citing First Amendment protected speech principles).  No such contribution, whether by cash or otherwise, may be made by or in the name of the Company.  In state and local elections and in foreign countries, political contributions may be prohibited.  Before making any political contribution using Company funds or in the Company’s name, prior written approval by the General Counsel is required.

Any employee is free to make personal contributions, or engage in personal political activities including holding public office, provided those activities do not interfere with or impair the employee’s ability to meet the requirements of his or her employment, do not involve the use of Company property and do not pose a conflict of interest that might be reasonably construed or appear to be a conflict of interest under applicable law or Company policy.

L.           Accounts and Recordkeeping; Public Financial Disclosure Reports

Employees must observe the highest standards in keeping the Company’s books and records and meeting the requirements of GAAP, the Company’s accounting policies, practices and procedures, including internal financial controls, disclosure controls, and all applicable laws and regulations.  All transactions shall be executed in accordance with management’s general or specific authorization.  The Company’s established accounting, financial reporting, financial control, and disclosure control policies, practices and procedures must be followed to assure that all transactions are fully and accurately reflected in the books and records of the Company and that the Company’s financial information disclosure and public reports are complete, accurate, timely, and otherwise satisfy applicable requirements.  In doing so, it is important to comply with the spirit as well as the technical aspects of these requirements.  Comparisons between the recorded accountability for assets and actual, existing assets shall be made at reasonable intervals and proper action shall be taken with respect to any differences.

All Company funds must be retained in recorded accounts and no undisclosed or unrecorded fund or asset shall be established for any purpose.

No employee or director may interfere with or seek to improperly influence, directly or indirectly, the auditing of the Company’s financial records.

M.      Use of Agents, Consultants and Non-Employees

Agents, consultants and other representatives of the Company are not permitted to engage in any activity or practice on behalf of the Company that is contrary to any law or regulation or to the Company’s policies.

N.         International Activities

Employees and other representatives of the Company operating outside the United States have a special responsibility to know and obey the laws and regulations of the host countries where they act for any of the Company’s businesses, as well as to understand thoroughly U.S. law regulating the conduct of business in foreign countries, including the Foreign

Corrupt Practices Act.  Employees and other representatives of the Company engaged in international business should also be familiar with the United Nations Convention on Contracts for the International Sale of Goods and other international conventions and rules that affect the Company’s doing business overseas.  Questions regarding compliance with applicable law should be referred to the General Counsel before acting.

O.         Cooperation in Company and Government Audits and Inquiries

Employees are required to cooperate fully with the Company’s internal and external auditors, directors of the Company, the General Counsel or any other authorized representative of the Company requesting information or conducting an inquiry.  Employees must also fully cooperate with government law enforcement officials and inspectors in matters pertaining to the business of the Company.

P.           Sanctions for Violations of the Code

Employees who violate this Code will be subject to disciplinary action up to and including termination.  As with all matters involving disciplinary action, principles of fairness will apply and any person charged with a violation of this Code will be afforded an opportunity to explain his or her actions before any decision is made as to the appropriate disciplinary action.

Q.         Interpretation of the Code

Questions concerning interpretation or application of this Code should be referred to the General Counsel.

No provision of the Code waives the Company’s right to take appropriate legal action with respect to any matter at any time.  This Code does not, and shall not be interpreted to, create any rights for any person or entity other than the Company.  Nothing in this Code shall be construed as altering the employment relationship between the Company and any employee or as granting any employee employment for any specific period of time.

R.          Reporting Illegal or Unethical Conduct

Employees shall report any violation or suspected violation of this Code or any concerns regarding compliance with accounting or financial reporting regulations to appropriate representatives of the Company (supervisor, senior officer, General Counsel, or the Audit Committee of the Board of Directors).  Reports may be made confidentially or anonymously via the AAR CORP. Ethics Assist Line by dialing 1-800-418-6423 (x227); from international locations, report via e-mail to confide2sv@securityvoice.com or by other communication with appropriate representatives of the Company.  Failure to report is itself a violation of this Code.  No acts of retaliation of any kind will be tolerated against good faith reports or complaints of violation of this Code, accounting or financial reporting irregularities, or illegal or unethical conduct by the Company or its employees.